Exhibit 99.1

Postal Realty Trust, Inc. Enters Into $100 Million Credit Agreement

~ Provides Update on Acquisition Activity ~

CEDARHURST, NEW YORK, October 2, 2019 (BUSINESSWIRE) — Postal Realty Trust, Inc. (NYSE:PSTL) (the “Company”), an internally managed real estate investment trust that owns and manages properties leased to the United States Postal Service (“USPS”), today announced its entry, through Postal Realty LP, its operating partnership, into a credit agreement with People’s United Bank, National Association (the “Credit Agreement”) and certain other lenders thereunder. The Credit Agreement provides for a $100 million senior revolving credit facility with a 4-year term through September 2023. The floating rate facility carries an interest rate of either a base rate plus a range of 70 to 140 basis points or LIBOR plus a range of 170 to 240 basis points, each depending on a consolidated leverage ratio. The Credit Agreement also provides an accordion feature permitting expansion to $200 million subject to certain conditions. People’s United Bank led the bank group which also included BMO Capital Markets Corp., as syndication agent, and Stifel, Nicolaus & Company.

Andrew Spodek, Postal Realty Trust, Inc.’s Chief Executive Officer, commented, “Completing the credit facility is an important milestone for Postal Realty as it strengthens our capital position and provides us with the additional capacity to execute our growth strategy. We have completed the acquisition of 18 properties and have entered into definitive agreements for an additional 46 properties thus far in the quarter. We are actively evaluating numerous additional opportunities and the credit facility will support our efforts to convert the pipeline into owned assets. We remain committed to the effective execution of the initiatives we set out at the time of our IPO, of which this facility was one. As we look forward, we are well positioned to scale our business and build value for our shareholders.”

Regarding acquisition activity since the end of the quarter ended June 30, 2019, the Company closed on the acquisition of 18 properties leased to the USPS for $11.0 million. The properties comprise 109,054 square feet with an average rental rate of $9.57 per square foot, and a weighted average lease term of 2.9 years.

As previously communicated in August 2019, the Company entered into non-binding agreements to acquire 154 properties currently leased to the USPS. Of those properties, the Company converted 39 properties into definitive agreements. The remaining properties are going through our due diligence process and we cannot provide assurance as to the timing of when, or on what terms, the transactions will close, if at all.

In addition to the 39 properties that were converted into definitive agreements, the Company entered into definitive agreements to acquire seven properties leased to the USPS for an aggregate total of approximately $8.2 million. The 46 properties comprise 98,524 square feet with an average rental rate of $8.94 per square foot and a weighted average remaining lease term of 3.3 years. Formal due diligence has been completed and the transactions are expected to close by the end of the year 2019, subject to the satisfaction of customary closing conditions. All of the properties either closed or under definitive purchase and sale agreement have been underwritten at a cap rate of 7% to 9%, consistent with previously stated cap rate ranges.

About Postal Realty Trust, Inc.

Postal Realty Trust, Inc. is an internally managed real estate investment trust that owns and manages properties leased to the USPS. The Company believes it is one of the largest owners and managers measured by net leasable square footage of properties that are leased to the USPS.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements.” Forward-looking statements include statements regarding the Company’s ability to close on any pending acquisition on all terms and timing it expects, if at all, and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements, including, among others, statements regarding the Company’s expected capitalization rates are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the USPS’s terminations or non-renewals of leases, changes in demand for postal services delivered by the USPS, the solvency and financial health of the USPS, competitive, financial market and regulatory conditions, general real estate market conditions, the Company’s competitive environment and other factors set forth under “Risk Factors” in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact:

Investor Relations and Media Relations

Email: Investorrelations@postalrealtytrust.com

Phone: 516-232-8900

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